Exhibit 10.1

The Hanover Insurance Group, Inc.

2015-2016 Compensation of Non-Employee Directors

For the annual service period beginning on May 19, 2015, the date of the 2015 Annual Meeting of Shareholders

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $125,000 valuation
- Granted on May 19, 2015. Issued pursuant to Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”)
- Cash Component	- $85,000
- Payable on or after May 19, 2015

Committee Chairperson Annual Retainer (paid in addition to Committee Annual Retainer)	- $10,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 19, 2015
- $14,000 for the chairperson of the Compensation Committee, payable on or after May 19, 2015
- $24,000 for the chairperson of the Audit Committee, payable on or after May 19, 2015

Chairman of the Board Retainer	- $100,000, payable on or after May 19, 2015

Committee Annual Retainer	- $5,000 for each member of the Nominating and Corporate Governance Committee, payable on or after May 19, 2015
- $7,000 for each member of the Compensation Committee, payable on or after May 19, 2015
- $12,000 for each member of the Audit Committee, payable on or after May 19, 2015

Other
Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Deferred Compensation Plan

- Directors may defer receipt of their cash and stock compensation (including any cash compensation that was converted into stock at the director’s election under the Conversion Program). Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (3.04% in 2015).

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees

Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year

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